Exhibit 10.21

TRANSITION AND SEPARATION AGREEMENT
This TRANSITION AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of April, 2018, by and among Eric Eichmann (the “Executive”) and Criteo S.A. (the “Company”).
WHEREAS, the Company and Executive entered into that certain management agreement, dated October 27, 2016 (the “Management Agreement”), which provides for certain severance payments and benefits upon certain qualifying terminations of employment;
WHEREAS, the Company and Executive entered into that certain protective covenants agreement, dated October 27, 2016 (“the Protective Covenants Agreement”); and
WHEREAS, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company, and other related matters.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Executive and the Company agree as follows:

1.	Employment Transition; Succession.

(a)
Employment Transition Period. Effective as of April 25, 2018 (the "Transition Date"), and without any further action required on the part of the Company or the Executive, the Executive acknowledges that he has resigned from his positions as Chief Executive Officer of the Company and as an officer of any subsidiary or affiliate of the Company. Although the preceding sentence is intended to be self-executing, the Executive shall execute any documents required by the Company to effectuate or memorialize the preceding sentence. The Company agrees to employ the Executive in a non-executive capacity as advisor to the Chief Executive Officer to assist with transition duties for a period commencing on the Transition Date and ending on August 31, 2018 (such period, the “Employment Transition Period”).

During the Employment Transition Period, the Company and the Executive agree that:

(i)	The Executive shall continue to receive his current base salary, less applicable deductions and withholdings in accordance with Company’s usual payroll practices and procedures;

(ii)
The Executive shall continue to be eligible to participate in the Company’s standard employee benefit plans that the Executive participated in immediately preceding the Transition Date, including medical, dental, and vision care as elected by the Executive during the relevant enrollment period for 2018. During the Employment Transition Period the Executive shall continue to vest in outstanding long-term incentive awards in accordance with the applicable plan documents and agreements, provided, however, that the Executive shall not be eligible for any new long-term incentive grant in 2018 or thereafter. The Executive acknowledges and agrees that employee benefits may be added, discontinued, amended, or modified during the Employment Transition Period at the sole discretion of Company as long as they apply to similarly situated employees;

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

(iii)
In his full-time, non-executive, non-officer advisor role, the Executive shall report to the Company’s Chairman and Chief Executive Officer, or the Chief Executive Officer's designee. During the Employment Transition Period, the Executive shall not hold himself out to be an authorized representative of the Company absent prior written authorization and approval of the Chief Executive Officer or his designee; and

(iv)	The Company expects the Executive to perform his job duties to the Company’s satisfaction as determined by the Company's Chief Executive Officer.

(b)
Separation Date. The Executive hereby acknowledges and agrees that he shall separate from service with, and shall cease to be an employee of, the Company effective as of the close of business on August 31, 2018 (the “Separation Date”).

2.	Separation Payments and Benefits.

(a)
Provided that the Executive timely executes, and does not revoke, the Release Agreement (defined in Section 7 of this Agreement), which execution may not occur before the Separation Date, and the Executive complies with his obligations under this Agreement and the Protective Covenants Agreement, the Company agrees to pay or provide to the Executive, less all applicable tax withholdings and deductions:

(i)
An amount equal to the Executive’s current base salary, payable in equal monthly installments over a 12-month period. Subject to Section 7, the first installment will be paid on the last business day of the month following the month in which the Separation Date occurs, and subsequent installments will be paid on the 30th day of each month (or in the event that the 30th day is not a business day, the immediately preceding business day) for the next 11 months. The Company and the Executive agree that the Executive’s current base salary is $582,500;

(ii)
A payment of $387,801 which is equal to a pro rata target bonus for the year of termination calculated by multiplying $582,500 by a fraction, the numerator of which is the number of calendar days in 2018 prior to the Separation Date and the denominator of which is 365, to be paid in a cash lump sum on the same date as the first installment referred to in Section 2(a) hereof;

(iii)
(A) The continued provision of Company-paid life and disability insurance and (B) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the continued payment by the Company of the Company portion of the premiums for the Executive’s Company group medical insurance coverage (or alternative comparable coverage), in each case, until the twelve (12) month anniversary of the Separation Date. The Executive and the Company agree that the period of coverage provided under clause (B) of this Section 2(a)(iii) shall count towards the maximum period of continuation coverage required to be provided under COBRA or other applicable law, and the Executive and the Company further agree that if the Company group medical insurance coverage provides that participants are covered for the full calendar month once the premium is paid for such month, then the Executive’s coverage will extend to the end of the calendar month in which the twelve (12) month anniversary of the Separation

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

Date occurs. In all cases, the coverage provided in clause (B) of this Section 2(a)(iii) shall immediately terminate if the Executive is offered other medical insurance coverage in connection with his employment by another employer.

(b)
On the next regularly scheduled payroll date following the Separation Date, in accordance with the Company’s normal payroll practices, the Company will pay to the Executive, in each case, less all applicable withholdings and deductions: (i) all accrued, but unpaid, base salary through the Separation Date and (ii) all accrued, but unused, vacation days through the Separation Date.

(c)
Within twenty (20) business days following the Separation Date, Executive shall submit to the Company any unpaid, reasonable business-related expenses in compliance with the Company’s rules and policies relating thereto, and Company shall reimburse Executive for such expenses in accordance with its normal payroll practices.

(d)
The Executive and the Company hereby acknowledge and agree that the payments and benefits described in this Agreement are the exclusive payments and benefits to which he is entitled under the Management Agreement and each other plan, agreement, policy or arrangement of the Company in which the Executive is a participant or to which he is a party (other than any plan, policy or arrangement of the Company providing for pension or deferred compensation benefits in which the Executive is fully vested as of the Separation Date), in each case, in connection with the Executive’s separation from service on the Separation Date.

3.
Equity Awards. Provided that the Executive timely executes, and does not revoke, the Release Agreement (as defined in Section 7 of this Agreement), which execution may not occur before the Separation Date, and the Executive complies with his obligations under this Agreement and the Protective Covenants Agreement, the Executive shall become vested in and retain the equity-based awards set forth in Exhibit A hereto, and all other equity awards held by the Executive as specified on Exhibit A hereto shall be forfeited as of the Separation Date.

(a)
Exercise Period for Vested Options. Notwithstanding anything to the contrary in the Criteo S.A. 2016 Stock Option Plan (or any successor plan thereto), or in any applicable award agreement, the Executive’s vested stock options (including those that become vested pursuant to this Agreement as specified in Exhibit A) shall remain exercisable by the Executive for the 12-month period following the Separation Date, but in no event later than the original expiration date of such stock option. The Executive agrees that any incentive stock options that are affected by this provision will be treated as nonqualified stock options.

(b)
Holding Period. Any performance-based restricted stock units (“PSUs”) or time-based restricted stock units (“RSUs”) that may become vested as specified by Exhibit A shall be subject to a holding period and may not be transferred or disposed of by the Executive until the second anniversary of the date of grant of the applicable award, as required by French law and the terms of the Company’s RSU Plan and PSU Plan, as applicable. The free shares relating to such vested PSUs or RSUs will be definitively acquired by the Executive (delivered by the Company to the Executive) no earlier than the expiration of the required holding period.

4.	Effect of Payments on Compensatory Arrangements. The Executive acknowledges that the payments and benefits described in Sections 2 and 3 of this Agreement, and to which the

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

Executive becomes entitled solely on account of his separation from service with the Company, shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company, including but not limited to pension and other deferred compensation arrangements.

5.	Disclosure of Misconduct; Continuing Obligations.

(a)	The Executive represents that he does not have any actual knowledge of any material misconduct or negligence by the Company.

(b)
The Executive shall continue to comply with the terms of any restrictive covenants to which he is subject, and be subject to any applicable forfeiture or repayment provisions for the violation of any such restricted covenants, in each case, as set forth in the Protective Covenants Agreement and any plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party, and the parties acknowledge that such covenants or provisions shall remain in full force and effect (including any applicable forfeiture or repayment provisions in the event of breach) following the Separation Date in accordance with the terms of such provisions.

(c)	The Executive acknowledges the continued applicability of the Company’s Clawback Policy during the Employment Transition Period and following the Separation Date.

6.
Cooperation. In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that, following the Separation Date, he shall provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process). In the event that the Company requires the Executive’s assistance in accordance with this section, the Company shall reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with such assistance, subject to Executive providing the Company with reasonable documentation and complying with the Company’s standard expense reimbursement policy. In addition, if more than incidental cooperation is required anytime following the Separation Date, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary as specified in in Section 2(a)(i) divided by 225.

7.	Release; Release Agreement.

(a)
The Executive, on behalf of himself and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasors”) hereby voluntarily, knowingly, willingly, irrevocably and unconditionally releases and forever discharges the Company, together with all of the Company’s past and present owners, parents, subsidiaries and affiliates, together with each of their respective members, officers, partners, employees, directors, representatives and attorneys, shareholders and agents, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Company Releasee” collectively referred to as the “Company Releasees”) from any and all claims, charges, actions, causes of action, rights, complaints, sums of money,

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

suits, debts, covenants, contracts, agreements, promises, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which the Executive Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Executive executes this Agreement including, but not limited to (A) any Claims relating in any way to the Executive’s employment relationship with the Company or any other Company Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of the Executive’s employment relationship with and service as an employee, officer or director of the Company; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Company Releasee and the Executive; provided, however, that Executive’s execution of this Agreement, including this Section 7(a), shall not affect: (x) the Executive’s entitlement to his current base pay through the Employment Transition Date; (y) any plan, policy or arrangement of the Company providing for pension or deferred compensation benefits, all of which shall remain in effect in accordance with their terms; or (z) any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies (collectively, the “Excluded Claims”). The Executive further acknowledges and agrees that, except with respect to the Excluded Claims, the Company Releasees have fully satisfied any and all obligations whatsoever owed to him arising out of his employment with the Company or any other Company Releasee, and that no further payments or benefits are owed to him by the Company or any other Company Releasee.

(b)
The Executive agrees that, in consideration of the payments and benefits set forth in Sections 2(a) and 3 of the Agreement, to which (including without limitation the severance payments described in Section 2(a)) he would not otherwise be entitled, on or following the Separation Date, but not later than 21 days following the Separation Date, the Executive shall, in addition to having entered into this Agreement, execute and deliver to the Company the release of claims in the form attached hereto as Exhibit B (the “Release Agreement”) and shall not thereafter timely revoke his execution in accordance with the terms of the Release Agreement.

(c)
Notwithstanding anything in this Agreement, the Management Agreement, the Equity Plans, or in any other plan, policy, agreement or arrangement of the Company to the contrary, whether or not the Executive is a party thereto, if the Executive (i) fails to timely execute and deliver the Release Agreement to the Company within such 21-day period, or (ii) revokes the Executive’s execution of the Release Agreement in accordance with the terms thereof, the Executive shall forfeit his right to any compensation and benefits

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

described in Sections 2(a) and 3 of this Agreement. The Executive expressly acknowledges that he would not be entitled to any compensation or benefits described in Sections 2(a) and 3 (including without limitation the severance payments described in Section 2(a)) but for his timely execution and non-revocation of the Release Agreement.

8.
No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.	Tax Withholding. The Company shall be entitled to withhold from the payments and benefits described in this Agreement all income and employment taxes required to be withheld by applicable law.

10.
Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company
As to the Company:	Criteo S.A. 32, Rue Blanche 75009 Paris, France Attention: General Counsel
Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided in this Agreement.

11.
Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid and the Company shall ensure that any successor assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Section 409A.

(a)
General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto and any Internal Revenue Service or Treasury rules or other guidance issued thereunder (collectively, “Section 409A of the Code”). Any payments that qualify for the “short- term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)
Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit.

(c)
Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

(d)
Separation from Service. Despite any contrary provision of this Agreement, any references to separation of employment or termination of employment shall mean and refer to the date of the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

13.	Return of Property.

(a)
The Executive represents that he has returned or, within seven (7) days of your Separation Date, agrees that he will return to the Company, all Company Information (as defined below), including files, records, and computer access codes, as well as any Company assets or equipment that the Executive has in his possession or under his control. The Executive further agrees not to retain any Company Information.

(b)	For purposes of this Section 13 “Company Information” includes, without limitation: (i) confidential information, including information received from third parties under

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

confidential conditions; (ii) information pertaining to the Executive’s departure and facts surrounding the Executive’s departure except as reasonably necessary (A) to discuss with your immediate family and your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice and (B) to retain this Agreement and the Protective Covenants Agreement for your records; and (iii) all technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

14.
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that the Executive has with the Company shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

15.
Entire Agreement. This Agreement sets forth the entire understanding between the Company and Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein, including the Management Agreement which is hereby terminated effective as of the Transition Date, except that Section 9 of the Management Agreement shall survive (a) the execution, delivery and performance of this Agreement and (b) the Executive’s separation as of the Separation Date. The Company and Executive represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement. Notwithstanding the foregoing, the Executive acknowledges and agrees that his obligations under the Protective Covenants Agreement shall remain in full force and effect and shall survive (i) the execution, delivery and performance of this Agreement and (ii) the Executive’s separation as of the Separation Date.

16.
Governing Law; Venue; Miscellaneous. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party. Exclusive jurisdiction for the adjudication of disputes regarding this Agreement shall be the Federal and state courts located in the State of New York. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. As used in this Agreement, the term (a) “affiliate” means an entity controlled by, controlling or under common control with the Company, and (b) “including” does not limit the preceding words or terms.
[Signature Page Follows]

Criteo - 32 rue Blanche, 75009 Paris, France - Tél +33 (0)1.40.40.22.90
SA au capital de 1.616.640,93 € - RCS Paris 484 786 249 00066 – APE 6202A

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board of Directors of the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.
/s/ Eric Eichmann
ERIC EICHMANN

CRITEO S.A.

By:      /s/ Jean-Baptiste Rudelle
Title: Chairman and Chief Executive Officer